EXHIBIT 99.1

FORM OF INSTRUCTIONS AS TO USE OF
VISKASE COMPANIES, INC.
SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, THE COMPANY, OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Viskase Companies, Inc., a Delaware corporation (“Viskase”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus dated          , 2006 (the “Prospectus”). Recordholders of Common Stock as of [     ] p.m., New York City time, on December 30, 2006 (the “Record Date”) are receiving transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). An aggregate of 12,307,692 Underlying Shares are being offered by the Prospectus. Each Recordholder will receive 1.23860025 Subscription Rights for each share of Common Stock owned as of the Record Date, subject to adjustment for fractional Subscription Rights. Fractional Subscription Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 12,307,692 Underlying Shares in the Rights Offering. The Subscription Rights will be evidenced by transferable Subscription Rights certificates (the “Subscription Rights Certificates”).

The Subscription Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 27, 2007, unless extended in the sole discretion of Viskase (as such date may be extended, the “Expiration Date”). In no event will the Expiration Date be later than May 6, 2007. After the Expiration Date, unexercised Subscription Rights will be null and void. Viskase will not be obligated to honor any purported exercise of Subscription Rights received by American Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Viskase may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Each Subscription Right allows the holder thereof to subscribe for one share of Common Stock at the price of $1.95 per share (the “Exercise Price”). The Exercise Price may be paid (i) to the Subscription Agent in U.S. funds by wire transfer or by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company or (ii) to Viskase, in shares of the Company’s Series A Preferred Stock, to be valued at the liquidation value thereof plus accrued but unpaid dividends.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND EXERCISE PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED SUCH HOLDER’S SUBSCRIPTION, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Subscription Rights.

To exercise Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Exercise Price for each Underlying Share subscribed for to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Exercise Price will be held in a segregated account to be maintained by the Subscription Agent. Payments for the full number of Underlying Shares being subscribed for must be paid (a) by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of the Subscription Agent or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA Number 21000021,

Account Number 323-113109 (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Exercise Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five to ten business days to clear. Accordingly, Subscription Rights holders who wish to pay the Exercise Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

Holders of common stock who are also holders of Series A Preferred Stock may pay the Exercise Price with shares of Series A Preferred Stock to be valued pursuant at the liquidation value thereof plus accrued but unpaid dividends. Any such holder must send the shares of Series A Preferred Stock to Viskase on or prior to 5:00 p.m., New York City time, on the Expiration Date.

The Subscription Rights Certificate and, as applicable, the cash payment of the Exercise Price or the Notice of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

Telephone Number for Confirmation:  (718) 921-8200

Telephone Number for Information:  Corporate Secretary, Viskase Companies, Inc., (630) 874-0700

Delivery to an address other than those above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee in the form provided by Viskase (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be delivered to the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Exercise Price. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of Underlying Shares being subscribed for and that you are guaranteeing the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Subscription Rights within three (3) business days following the date the Notice of Guaranteed Delivery is received by the Subscription Agreement. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Subscription Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (718) 236-4588). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address set forth above, or by calling the Corporate Secretary of Viskase at (630) 874-0700.

If the aggregate Exercise Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your rights to purchase Underlying Shares to the full extent of the payment of Exercise Price tendered.

2.	Issuance of Common Stock.

As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock pursuant to your Subscription Rights. Such shares will be delivered to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.

3.	Sale or Transfer of Subscription Rights.

The Subscription Rights are freely transferable until the close of business on the last business day prior to the Expiration Date. Viskase is not applying for listing of the Subscription Rights on any exchange of dealer quotation system, and Viskase cannot provide any assurances that holders of Subscription Rights will be able to transfer their Subscription Rights on an over-the-counter bulletin board or the pink sheets. If no public market for Subscription Rights develops, it may be difficult for holders of Subscription Rights to make sales or obtain timely and accurate quotations with respect to trading of Subscription Rights. Even if the Subscription Rights trade on an over-the-counter bulletin board or the pink sheets, the market price of the Subscription Rights could be subject to significant fluctuations in response to various factors and events including the depth and liquidity of the trading market for such Subscription Rights and variations in the Company’s operating results. The Company is not responsible if Subscription Rights cannot be sold and has not guaranteed any minimum sales price for the Subscription Rights.

4.	Execution.

(a) Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Exercise Price to the Subscription Agent or Viskase, as the case may be, will be at the election and risk of the Subscription Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take five to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

6.	Special Provisions Relating to the Delivery of Subscription Rights Through the Depository Trust Company.

In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Subscription Rights may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Underlying Shares thereby subscribed for by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Exercise Price for each share of Common Stock subscribed for.

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